<EXHIBIT>

                               Exhibit 16

Letterhead from

Bogner and Company P.C.
Certified Public Accounting Firm
5175 Chase Street
Denver, Colorado  80212
Phone (303)422-4437
Fax   (303)420-1869

Date February 3, 1997

Security and Exchange Commission
450 5th Street N.W.
Washington, D.C.  20549

Dear Staff

We have been furnished with a excerpt of the 10KSB regarding Item 8 of our former client L.M. Capital, Inc. (now Lindsey Technologies, Inc.). As stated in the 10KSB item 8: "In November 0f 1996 the Board of Directors approved the engagement of Larry O'Donnell, CPA, P.C. as its independent auditor for the fiscal year ended June 30, 1996 to replace the firm of Bogner and Company, P.C., who declined to stand for re-election in August 1996. The decision by the Board of Directors to change accountant was based solely on the decision by Bogner & Co., P.C. not stand for re-election.

There were no adverse opinions, disclaimer of opinions, or modification of opinions as to uncertainty, audit scopes, or accounting principles issued by Bogner and Company, P.C. for either of the two most recent fiscal years. During the two most recent fiscal years and subsequent interim period there were no disagreement with the former accountant on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures."

We concur with this disclosure in the June 30, 1996 in Item 8 10KSB.

Yours Truly

(Signature)

James A. Bogner Sr.
Shareholder